THE LOEWEN GROUP INC.                                             Exhibit 11
                                                                    For 10 Q

COMPUTATION OF PER SHARE EARNINGS
EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE AMOUNTS

                                                                     Three months ended       Six months ended
                                                                          June 30,                 June 30,
                                                                    -------------------     -------------------
                                                                      1998        1997        1998        1997
                                                                    -------     -------     -------     -------
Basic
  Net earnings                                                      $11,647     $26,268     $42,047     $49,968
  Less: Preferred share dividends                                     2,281       2,380       4,593       4,809
                                                                    -------     -------     -------     -------
  Net earnings available to Common shareholders                       9,366      23,888      37,454      45,159

  Weighted average shares outstanding                                73,952      63,017      73,941      61,070

  Basic earnings per share                                          $  0.13     $  0.38     $  0.51     $  0.74
                                                                    -------     -------     -------     -------
                                                                    -------     -------     -------     -------

Fully diluted
  Net earnings available to Common shareholders                     $ 9,366     $23,888     $37,454     $45,159
  Add: imputed earnings from dilutive options, net of tax effect          0         279         246         549
                                                                    -------     -------     -------     -------
  Fully diluted net earnings                                        $ 9,366     $24,167     $37,700     $45,708
                                                                    -------     -------     -------     -------
                                                                    -------     -------     -------     -------

  Weighted average shares outstanding                                73,952      63,017      73,941      61,070
  Shares issuable upon assumed conversion of dilutive options             0       1,093         620       1,086
                                                                    -------     -------     -------     -------
  Fully diluted shares                                               73,952      64,110      74,561      62,156
                                                                    -------     -------     -------     -------
                                                                    -------     -------     -------     -------

  Fully diluted earnings per share                                  $  0.13     $  0.38     $  0.51     $  0.74
                                                                    -------     -------     -------     -------
                                                                    -------     -------     -------     -------